Exhibit (h)

[Letterhead of Wachtell, Lipton, Rosen & Katz]

January 10, 2007

Expedia, Inc.
3150 139th Avenue, SE
Bellevue, Washington 98005

IAC/InterActiveCorp
152 West 57th Street
New York, New York 10019

Ladies and Gentlemen:

     We have acted as special tax counsel to Expedia, Inc., a Delaware corporation (“Expedia”), in connection with (i) the purchase by Expedia, in open market transactions between May 2006 and July 2006 (the “Repurchase”), of 20,000,000 shares of its common stock, par value $.001 per share (“Expedia Common Stock”), representing approximately 6% of the Expedia Common Stock then outstanding, and (ii) the proposed purchase by Expedia, pursuant to a tender offer (the “Proposed Transaction”), of up to 30,000,000 shares of Expedia Common Stock, representing approximately 10% of the Expedia Common Stock currently outstanding, and, subject to certain conditions and applicable law, the potential purchase by Expedia of up to an additional 2% of the outstanding shares of Expedia Common Stock, in each case as described in the tender offer statement, filed on Schedule TO with the Securities and Exchange Commission on December 11, 2006 (the “Tender Offer Statement”), and in the offer to purchase, dated December 11, 2006 (together with the Tender Offer Statement, the “Offering Documents”). At your request, and pursuant to Section 4(c) of the Tax Sharing Agreement, dated as of August 9, 2005, by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”) and Expedia (the “Tax Sharing Agreement”), we are rendering our opinion regarding certain United States federal income tax consequences of the Proposed Transaction.

[Letterhead of Wachtell, Lipton, Rosen & Katz]

     In connection with rendering our opinion, we have reviewed the Tax Sharing Agreement, the Offering Documents and such other documents as we have deemed necessary or appropriate for purposes of our opinion.

     For purposes of the opinion set forth below, we have relied, with the consent of Expedia and IAC, upon the accuracy and completeness of the statements and representations contained in the officer’s certificate of Expedia dated the date hereof (the “Officer’s Certificate”), and have assumed that such statements and representations are true, complete and correct (and will remain true, complete and correct at all times up to and including the time of the Proposed Transaction), and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also assumed that the Spin-Off-Related Transactions1 would have qualified for Tax-Free Status if the Proposed Transaction did not occur.

     Based upon and subject to the foregoing, it is our opinion, under currently applicable United Stated federal income tax law, that the Proposed Transaction, taken alone or together with the Repurchase, will not disqualify the Spin-Off Related Transactions from Tax-Free Status.

     Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents in effect as of the date hereof, all of which are subject to change at any time. Any change in applicable laws or the facts and circumstances surrounding the Repurchase or the Proposed Transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

     Our opinion is limited to the U.S. federal income tax matters specifically addressed above. This opinion is rendered solely to Expedia and to IAC in connection with such matters and may not be relied upon for any other purpose or by any other person without our prior written consent.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Tender Offer Statement, and to the references therein to us.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

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1 Capitalized terms used and not defined herein have the meanings ascribed to them in the Tax Sharing Agreement.